UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2021

SIGMARENOPRO, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-221302	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Derbyshire Road, Mailtand, FL 32751

(Address of Principal Executive Offices)

(702) 752 -6690

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On June 21, 2021, Omar Aamar, the previous majority shareholder of the Company, entered into a stock purchase agreement for the sale of 2,300,000 shares of Common Stock of the Company, to Global Marketing Services LLC, an entity controlled by Ronald Jones. Global Marketing Services LLC also acquired an additional 1,600,000 shares of common stock from several minority shareholders of the Company.

As a result of the acquisition of 3,900,000 shares of common stock, Global Marketing Services LLC holds approximately 86.6% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also on May 5, 2021, the previous officers and directors of the company, Omar Aamar and Hosneih Aamar, resigned their positions with the Company. Upon such resignations, Ronald Jones was appointed as Chief Executive Officer, Chairman of the Board, Treasurer and Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Ronald Jones

Ronnie Jones is a successful business manager and has been a successful real estate mogul as well as a public auctioneer.

Item 8.01 Other Events.

Change in Address of Company

On May 5, 2021, the Company’s location and the location of the Company’s books and records has changed from Aloni Noa’kh St. 1, Kiryat Motzkin 26402, Israel to 2658 Derbyshire Rd., Maitland FL 32751.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sigmarenopro, Inc.

Date: November 30, 2023	By:	/s/ J. Ronald Jones
Name: Ronald Jones
Title: President

3